ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated July 2, 2009

Autocallable Optimization Securities with Contingent Protection Linked to the NYSE Arca Natural Gas Index®

Tactical Strategy for Flat or Bullish Markets

UBS AG $•   Securities linked to the NYSE Arca Natural Gas Index® due on or about July 21, 2011

Investment Description

Autocallable Optimization Securities with Contingent Protection (the “Securities”) are senior unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of the NYSE Arca Natural Gas Index® (the “Index”). The Securities are designed for investors who believe that the level of the Index will increase during the Observation Period. The Securities will be called automatically if the Index closes at or above the Index Starting Level on any Observation Date. You may lose up to 100% of your principal amount invested if the Securities have not been called and the Index closes below the Trigger Level on the Final Valuation Date. You will receive a positive return on your Securities only if the Index closes at a level equal to or above the Index Starting Level on any Observation Date, including the Final Valuation Date. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any principal protection, is subject to the creditworthiness of UBS.

Features
☐	Tactical Investment Opportunity — If you believe the Index will appreciate in value over the term of the Securities but are unsure about the exact timing or magnitude of the appreciation, the Securities provide a potential opportunity to generate returns based on this market view. The Securities will be automatically called for the principal amount plus an amount based on the Call Return if the closing level of the Index on any Observation Date is equal to or greater than the closing level of the Index on the Trade Date. If the Securities are not called, investors will have downside market exposure to the Index at maturity, subject to the contingent protection feature.
☐	Contingent Protection Feature — If you hold the Securities to maturity, the Securities are not called on the Final Valuation Date and the Index is above or equal to the Trigger Level on the Final Valuation Date, you will receive 100% of your principal, subject to the creditworthiness of the Issuer. If the Index closes below the Trigger Level on the Final Valuation Date, your investment will be fully exposed to the negative Index Return.

Key Dates*

Trade Date	July 16, 2009
Settlement Date	July 21, 2009
Final Valuation Date	July 15, 2011
Maturity Date	July 21, 2011
*	Expected. In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains the same.
Security Offering

These preliminary terms relate to Securities linked to the NYSE Arca Natural Gas Index®. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Index	Call Return rate*	Index Starting Level*	Trigger Level	CUSIP	ISIN
NYSE Arca Natural Gas Index®	19.00% to 23.00%	•	70.00%	90265G741	US90265G7410
*	Actual annualized Call Return rate and Index Starting Level to be determined on the Trade Date.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Autocallable Optimization Securities with Contingent Protection (AOS CP) product supplement relating to the Securities, the accompanying prospectus and this free writing prospectus. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page PS-11 of the AOS CP product supplement relating to the Securities for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Securities	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
NYSE Arca Natural Gas Index®	•	$10.00	•	$0.175	•	$9.825

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Product supplement dated February 12, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000158/c139010_690316-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Autocallable Optimization Securities with Contingent Protection” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “AOS CP product supplement” mean the UBS product supplement, dated February 12, 2009, and references to “accompanying prospectus” mean the UBS prospectus, dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You believe the Index will not close below the Trigger Level, which is 70% of the Index Starting Level on the Final Valuation Date
♦	You believe the Index will close at or above the Index Starting Level on one of the specified Observation Dates
♦	You are willing to hold Securities that will be called on any Observation Date on which the Index closes at or above the Index Starting Level, or you are otherwise willing to hold the Securities to maturity
♦	You believe the Index will remain stable for the term of the Securities and will close at or above the Index Starting Level on the Final Valuation Date
♦	You are willing to make an investment whose return is limited to the applicable Call Return, at an annualized return rate of between 19.00% and 23.00%. The actual Call Return rate will be set on the Trade Date
♦	You are willing to make an investment where you could lose some or all of your principal
♦	You do not seek current income from this investment and are not seeking an investment for which there will be an active secondary market
♦	You are comfortable with the creditworthiness of UBS, as issuer of the Securities
♦	You seek exposure to natural gas companies

The Securities may not be suitable for you if:

♦	You believe the Index will close below the Trigger Level, which is 70% of the Index Starting Level on the Final Valuation Date
♦	You seek an investment that is 100% principal protected
♦	You are not willing to make an investment in which you could lose up to 100% of your principal amount
♦	You seek an investment whose return is not limited to the applicable Call Return, at an annualized return rate of between 19.00% and 23.00%. The actual Call Return rate will be set on the Trade Date
♦	You seek an investment for which there will be an active secondary market
♦	You are unable or unwilling to hold Securities that will be called on any Observation Date on which the Index closes at or above the Index Starting Level, or you are otherwise unable or unwilling to hold the Securities to maturity
♦	You are not willing to make an investment where you could lose some or all of your principal
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings
♦	You seek current income from your investment
♦	You are unable or unwilling to assume the credit risk associated with UBS, as issuer of the Securities
♦	You do not seek exposure to natural gas companies

The investor suitability factors listed above are intended to identify certain considerations that may be relevant to the decision to invest in the Securities and are not intended to be a complete list.

Indicative Terms

Issuer	UBS AG, Jersey Branch
Issue Price	$10.00 per Security
Term	24 months, unless earlier called
Index	The NYSE Arca Natural Gas Index® (Bloomberg Symbol: XNG) (the “Index”)
Call Feature	The Securities will be called if the closing level of the Index on any Observation Date is at or above the Index Starting Level
Observation Dates	Semi-annually on or about January 15, 2010, July 16, 2010, January 14, 2011 and July 15, 2011(1)
Call Settlement Dates	Four business days following the applicable Observation Date
Call Return	If the Securities are called, you will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date. The Call Price will be based upon the applicable Call Return, at an annualized rate of between 19.00% and 23.00%.(2) The table below assumes a Call Return of 21.00% per annum.
Observation Date(3)	Applicable Call Return	Call Price (per $10.00)
January 15, 2010	10.500%	$11.05
July 16, 2010	21.000%	$12.10
January 14, 2011	31.500%	$13.15
July 15, 2011	42.000%	$14.20

Payment at Maturity (per Security)	If the Securities are not called and the Index Ending Level is above or equal to the Trigger Level on the Final Valuation Date, you will receive a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.
If the Securities are not called and the Index Ending Level is below the Trigger Level on the Final Valuation Date, you will receive a cash payment on the Maturity Date equal to:
$10.00 × (1 + Index Return).
Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Index declines.
Index Return	Index Ending Level – Index Starting Level Index Starting Level
Trigger Level(4)	70.00% of the Index Starting Level
Observation Period	The period commencing on (and including) the Trade Date and ending on (and including) the Final Valuation Date.
Index Starting Level	The closing level of the Index on the Trade Date.
Index Ending Level	The closing level of the Index on the Final Valuation Date.

Determining Payment upon a Call or at Maturity

Accordingly, you may lose some or all of your principal at maturity, depending on how much the Index declines.

(1)	Subject to the market disruption event provisions set forth in the AOS CP product supplement beginning on page PS-22.
(2)	Actual annualized Call Return rate to be determined on the Trade Date.
(3)	Expected. In the event that we make any changes to the expected Trade Date and Settlement Date, the Observation Dates may be changed.
(4)	Contingent principal protection is provided by UBS, as issuer, and, therefore, is dependent on the ability of UBS to satisfy its obligations when they come due.

Hypothetical Examples of How the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:

Principal Amount:	$10.00
Term:	24 months
Index Starting Level:	413.55
Call Return:	21.00% per annum (or 10.50% semi-annually)
Observation Dates:	Semi-annually
Trigger Level:	289.49 (which is 70% of the Index Starting Level)

Example 1 —  Securities are Called on the First Observation Date

Index level at first Observation Date:	$425 (at or above Index Starting Level, Securities are called)
Call Price (per $10.00):	$11.05

Since the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a total of $11.05 per $10.00 principal amount (10.50% return on the Securities).

Example 2 —  Securities are Called on the Final Valuation Date

Index level at first Observation Date:	400 (below Index Starting Level, Securities NOT called)
Index level at second Observation Date:	375 (below Index Starting Level, Securities NOT called)
Index level at third Observation Date:	325 (below Index Starting Level, Securities NOT called)
Index level at Final Valuation Date:	430 (above Index Starting Level, Securities are called)

Call Price (per $10.00):	$14.20

Since the Securities are called on the Final Valuation date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a total of $14.20 per $10.00 principal amount (equal to 24 months at a rate of 21.00% per annum, or a 42.00% return on the Securities).

Example 3 —  Securities are NOT Called and the Index Ending Level is above the Trigger Level on the Final Valuation Date

Index level at first Observation Date:	400 (below Index Starting Level, Securities NOT called)
Index level at second Observation Date:	375 (below Index Starting Level, Securities NOT called)
Index level at third Observation Date:	325 (below Index Starting Level, Securities NOT called)
Index level at Final Valuation Date:	300 (below Index Starting Level, Securities NOT called)

Settlement Amount (per $10.00):	$10.00

At maturity, you will receive a total of $10.00 per $10.00 principal amount (0% return on the Securities). The Securities are not called during the Observation Period and the Index Ending Level is above the Trigger Level on the Final Valuation Date.

Example 4 —  Securities are NOT Called and the Index Ending Level is below the Trigger Level on the Final Valuation Date

Index level at first Observation Date:	400 (below Index Starting Level, Securities NOT called)
Index level at second Observation Date:	375 (below Index Starting Level, Securities NOT called)
Index level at third Observation Date:	268 (below Index Starting Level and Trigger Level, Securities NOT called)
Index level at Final Valuation Date:	248 (below Index Starting Level, Securities NOT called)

Settlement Amount (per $10.00)	$10.00 × [1 + (Index Return)]
$10.00 × (1 – 40%)
$6.00

Since the Securities are not called and the Index Ending Level is below the Trigger Level on the Final Valuation Date, at maturity you will receive a total of $6.00 per $10.00 principal amount (a 40.00% loss on the Securities).

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in any of the stocks included in the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may lose some or all of your principal — The Securities do not guarantee any return of principal at maturity. The return on the Securities depends on the Index closing at or above the Index Starting Level on an Observation Date. You may lose some or all of your principal if the Securities are not called and the Index Ending Level is below the Trigger Level on the Final Valuation Date.
♦	The call feature limits your potential return — The appreciation potential of the Securities as of any Observation Date is limited to the specified Call Price, regardless of the performance of the Index. In addition, since the Securities could be called as early as the first Observation Date, the total return on the Securities could be significantly lower than the maximum potential Call Return.
♦	Reinvestment risk — If your Securities are called on any Observation Date, you may not be able to reinvest at comparable terms or returns.
♦	Contingent principal protection — The Securities provide limited principal protection only if the Index Ending Level is above or equal to the Trigger Level on the Final Valuation Date, and you hold the Securities to maturity.
♦	No interest payments — You will not receive any interest payments on the Securities.
♦	There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the initial price to public, and, as a result, you may suffer substantial losses.
♦	Historical performance of the Index should not be taken as an indication of the future performance of the Index — The trading prices of the securities included in the Index (the “Index Constituent Stocks”) will determine the level of the Index. The historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the Securities.
♦	Owning the Securities is not the same as owning the Index Constituent Stocks — The return on your Securities may not reflect the return you would realize if you actually owned the Index Constituent Stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the life of the Securities.
♦	Credit of issuer — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities, and in the event UBS were to default on its obligations, you may not receive amounts owed to you under the terms of the Securities.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the Index; the volatility of the Index; the dividend rate paid on the Index Constituent Stocks; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial price to public since the initial price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the Index and/or over-the-counter options, futures or other instruments with return linked to the performance of the Index, may adversely affect the market price of the Index and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the stocks comprising the Index, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of UBS, will determine whether the Index Ending Level on the Final Valuation Date has fallen below the Trigger Level and the payment at maturity of the Securities. The calculation agent may postpone the maturity date if a market disruption event occurs and is continuing on the Final Valuation Date.

♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities. Any such research, opinions or recommendations could affect the value of the Index or any component of the Index and therefore the market value of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Risks specific to an investment in the Securities linked to the Index

♦	Your investment is concentrated in one industry — All of the Index Constituent Stocks are issued by companies whose primary lines of business are directly associated with natural gas. As a result, your investment in the Securities will be concentrated in one industry.
♦	Your investment is concentrated in the Natural Gas sector — All of the securities included in the Index are issued by companies whose primary line of business are directly associated with the natural gas sector. Natural gas companies in the Index are involved primarily in natural gas exploration and production and natural gas pipeline transportation and transmission. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for natural gas products in general. The price of natural gas, exploration, production, transportation and transmission spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the natural gas field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for natural gas products and services in general, as well as negative developments in these other areas, would adversely impact the Index’s performance.
♦	The Index is volatile so there is a high probability that either the Index Ending Level will be below the Trigger Level on the Final Valuation Date or that the Securities will be called — The Index has historically experienced significant volatility. As a result, there is a high probability that the Index Ending Level will be below the Trigger Level on the Final Valuation Date, which will result in the loss of some or all of your investment. In addition, the high volatility of the Index increases the likelihood that the Securities will be called before the Final Valuation Date, resulting in a return lower than the maximum potential Call Return.

NYSE Arca Natural Gas Index®

Index Description

The Index is an equal-dollar weighted index of 15 companies involved in the natural gas industry. The Index was designed to measure the performance of highly capitalized companies in the natural gas industry involved primarily in natural gas exploration and production and natural gas pipeline transportation and transmission. The Index was launched on October 15, 1993 at a benchmark value of 300. The Index value was later split 2-for-1 on March 23, 1999. Similar to other index values published by NYSE Arca, the value of the Index is published every 15 seconds through the Consolidated Tape Association’s Network B under the ticker symbol “XNG”.

Index Calculation

The Index is calculated using an equal-dollar weighting methodology. The Index has a scheduled quarterly rebalance after the close of trading on the third Friday of January, April, July and October, so that each component stock is represented at approximately equal weight in the Index. The following provides a list of the current Index Constituent Stocks. As of July 1, 2009, the actual weight of each Index Constituent Stock was as follows:

Symbol	Company Name	Primary Exchange	% Weight
EP	EL PASO CORP	NYSE	7.58%
SWN	SOUTHWESTERN ENERGY	NYSE	7.18%
EOG	EOG RESOURCES	NYSE	7.02%
NFG	NATL FUEL GAS	NYSE	7.07%
WMB	WILLIAMS COS	NYSE	6.92%
XTO	XTO ENERGY	NYSE	6.66%
NI	NISOURCE INC.	NYSE	7.17%
DVN	DEVON ENERGY	NYSE	6.65%
GAS	NICOR INC.	NYSE	6.77%
APC	ANADARKO PETROLEUM	NYSE	6.45%
APA	APACHE CORP	NYSE	6.47%
STR	QUESTAR CORP	NYSE	6.41%
UPL	ULTRA PETROLEUM	NYSE	5.84%
NBL	NOBLE ENERGY	NYSE	6.11%
CHK	CHESAPEAKE ENERGY	NYSE	5.72%

NYSE Arca has changed, and may at any time, change the number or assigned weighting of stocks comprising the Index by adding or deleting one or more stocks, or replace one or more stocks included in the Index with one or more substitute stocks of its choice, if, in NYSE Arca’s discretion, such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Index. However, in order to reduce turnover in the Index, NYSE Arca generally attempts to combine additions and deletions to the Index with a scheduled rebalancing. Historically, most discretionary component changes have been made in connection with the July review.

Index Eligibility & Maintenance

The Index is calculated and maintained by NYSE Arca. NYSE Arca may change the composition of the Index at any time to reflect the conditions of the natural gas industry and to ensure that the component securities continue to represent the natural gas industry companies. The Index is maintained in accordance with Arca Rule 5.13(c). Those standards require that, among other things, the securities meet the following requirements in order to be eligible for inclusion in the Index:

♦	Each component security must be an “NMS stock” as defined in Rule 600 of Regulation NMS of the Securities Exchange Act of 1934;
♦	Each component security must have a market capitalization of at least $75 million, except that for each of the lowest weighted component securities in the Index that in the aggregate account for no more than 10% of the weight of the Index, the market capitalization must be at least $50 million;
♦	Trading volume of each component security must be at least 500,000 shares for each of the last six months, except that for each of the lowest weighted component securities in the Index that in the aggregate account for no more than 10% of the weight of the Index, trading volume must be at least 400,000 shares for each of the last six months;
♦	Component securities that account for at least 90% of the weight of the Index, and at least 80% of the total number of component securities in the Index satisfy the requirements of Arca Rule 5.3 applicable to individual underlying securities; and
♦	Non-U.S. component securities (stocks or American Depositary Receipts) that are not subject to comprehensive surveillance agreements do not in the aggregate represent more than 20% of the weight of the Index.

Every quarter after the close of trading on the third Friday of January, April, July and October, the Index portfolio is adjusted by changing the number of shares of each component stock so that each one again represents an approximately equal weight in the

Index. The newly adjusted portfolio becomes the basis for the Index’s value effective on the first trading day following the quarterly rebalancing. If necessary, a divisor adjustment is made to ensure continuity of the Index’s value.

The number of shares of each component stock in the Index portfolio remain fixed between quarterly reviews, except in the event of certain types of corporate actions such as the payment of a dividend, other than an ordinary cash dividend, stock distribution, stock split, reverse stock split, rights offering, or a distribution, reorganization, recapitalization, or some such similar event with respect to a component stock. When the Index is adjusted between quarterly reviews for such events, the number of shares of the relevant security will be adjusted, to the nearest whole share, to maintain the component’s relative weight in the Index at the level immediately prior to the corporate action. The Index may also be adjusted in the event of a merger, consolidation, dissolution, or liquidation of an issuer of a component stock. In the event of a stock replacement, the average dollar value of the remaining components that are assigned the lower Index weight will be calculated and that amount invested in the new component stock to the nearest whole share. In choosing among stocks that meet the hedging requirements and minimum criteria set forth in Arca Rule 5.13, NYSE Arca represents that it will make every effort to add new stocks that are representative of the natural gas industry and will take into account, among other factors, a stock’s capitalization, liquidity, volatility and name recognition. In connection with any adjustments to the Index, the Index divisor is adjusted to ensure that there are no changes to the Index level as a result of non-market forces.

Historical Closing Levels of the NYSE Arca Natural Gas Index®

The graph below illustrates the performance of Index from January 3, 2003 through June 30, 2009. The dotted line represents a hypothetical Trigger Level, equal to 70% of the closing level on June 30, 2009.

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the Observation Period. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Securities receiving a positive return on their investment. The closing level of the Index on June 30, 2009 was $413.55. The actual Index Starting Level will be the closing level of the Index on the Trade Date.

Source: Bloomberg L.P.

License Agreement

NYSE Arca and UBS have entered into a non-exclusive license agreement providing for a license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Securities. The Index is owned and published by NYSE Arca.

The license agreement between NYSE Arca and UBS provides that the following language must be set forth in this prospectus supplement:

NYSE Arca is under no obligation to continue the calculation and dissemination of the Index and the method by which the Index is calculated and the name “NYSE Arca Natural Gas Index®” may be changed at the discretion of NYSE Arca. No inference should be drawn from the information contained in this prospectus supplement that NYSE Arca makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the Securities in particular or the ability of the Index to track general stock market performance. NYSE Arca has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the Index. NYSE Arca is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the Securities or in the determination or calculation of the equation by which the Securities are to be settled in cash. NYSE Arca has no obligation or liability in connection with the administration, marketing or trading of the Securities. The use of and reference to the Index in connection with the Securities have been consented to by NYSE Arca.

NYSE Arca disclaims all responsibility for any inaccuracies in the data on which the Index is based, or any mistakes or errors or omissions in the calculation or dissemination of the Index.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-28 of the AOS CP product supplement and discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, call or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-29, of the AOS CP product supplement.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-28, of the AOS CP product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has introduced a bill that, if enacted, would require holders of Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of March 31, 2009 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	299,386	263,444
Total Debt	299,386	263,444
Minority Interest(2)	8,423	7,412
Shareholders’ Equity	31,283	27,527
Total capitalization	339,092	298,384

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.87995 (the exchange rate in effect as of March 31, 2009).

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the underlying asset does decline below the specified threshold at any time during the term of the Securities, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.